FREE WRITING PROSPECTUS Dated September 12, 2016	Filed Pursuant to Rule 433 Registration No. 333-208079 Registration No. 333-208079-03

$750MM CAPITAL AUTO RECEIVABLES ASSET TRUST (AFIN) 2016-3

JT-LEADS: Barclays (str), JPM, RBC

CO-MGRS: BMO, BNS, Lloyds, MUFG, PNC

CLS	AMT($MM)	WAL	MDY/S&P	WNDW	L.FNL	B-MARK	SPRD	YLD	CPN	$PX
A-1	142.000	0.17	P-1/A-1+	1-5	09/17	YLD		0.780%	0.78	100.00000
A-2A	175.000	0.83	Aaa/AAA	5-16	04/19	EDSF	+42	1.370%	1.36	99.99494
A-2B	73.000	0.83	Aaa/AAA	5-16	04/19	1ML	+42		L+0.42	100.00000
A-3	200.000	1.86	Aaa/AAA	16-29	08/20	EDSF	+52	1.552%	1.54	99.98714
A-4	71.540	2.72	Aaa/AAA	29-36	03/21	IntS	+63	1.704%	1.69	99.97883
B	23.080	3.11	Aa1/AA+	36-39	05/21	IntS	+80	1.899%	1.89	99.99539
C	38.460	3.37	Aa3/A+	39-41	09/21	IntS	+125	2.365%	2.35	99.98891
D	26.920	3.41	Baa1/BBB+	41-41	01/24	IntS	+155	2.668%	2.65	99.98928

TICKER: AFIN 2016-3	REGISTRATION: SEC-REG
EXPECTED PRICING: PRICED	EXPECTED RATINGS: Moodys/S&P
EXPECTED SETTLE: 09/21/2016	PRICING SPEED: 1.4% ABS 10% call
FIRST PAY: 10/20/2016	ERISA ELIGIBLE: YES
BILL & DELIVER: BARCLAYS	MIN DENOMS: $1k x $1k

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (SEC) FOR THIS OFFERING. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS FOR THIS OFFERING IN THAT REGISTRATION STATEMENT, AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC, FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY SEARCHING THE SEC ONLINE DATABASE (EDGAR®) AT WWW.SEC.GOV. ALTERNATIVELY, YOU MAY OBTAIN A COPY OF THE PROSPECTUS FROM BARCLAYS CAPITAL INC. BY CALLING 1-888-603-5847.